Advanced Emissions Solutions Reports Third Quarter 2019 Results
Company reports fully diluted earnings per share of $0.21, updates net RC cash flow guidance

HIGHLANDS RANCH, Colorado, November 12, 2019 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the third quarter ended September 30, 2019, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Third Quarter Segment Highlights
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $18.7 million, a year-over-year increase of 100%

•
ADES earnings from Tinuum were $14.4 million, significantly higher than the prior year, which was impacted by the adopted change in lease and revenue accounting standards by Tinuum effective January 1, 2019

•	Royalty earnings from Tinuum were $4.4 million, a year-over-year increase of 7%

•	RC Segment operating income was $18.2 million, a year-over-year increase of 42%

•
Completed transactions for two additional RC facilities during the third quarter, increasing the number of invested facilities to 23 as of September 30, 2019; new facilities are royalty bearing to ADES

•
Based on the 23 invested RC facilities as of September 30, 2019 and cash distributions received during the three months ended September 30, 2019, expected future net RC cash flows to ADES are projected to be between $150 million and $175 million through year end 2021.

Power Generation and Industrials ("PGI") Highlights

•	Recognized segment revenue of $14.0 million, compared to $1.0 million during the third quarter of 2018, driven by consumables

•	Segment operating loss was $1.0 million compared to an operating loss of $1.2 million in the third quarter of 2018

•	Segment EBITDA was $1.0 million, compared to a segment EBITDA loss of $1.1 million in the third quarter of 2018

ADES Consolidated Highlights

•	Recognized consolidated revenues of $19.1 million compared to $5.1 million in the third quarter of 2018

•	Consolidated net income was $3.9 million compared to $5.5 million in the prior year

•	Fully diluted earnings per share in the third quarter was $0.21 compared to $0.28 in 2018

•	Consolidated EBITDA was $14.2 million, an increase of $4.4 million over prior year

•
Made quarterly principal payments of $8.0 million on the Company's $70.0 million initial face value term loan, which accounted for $1.4 million in interest expense during the third quarter, and reduced the term loan principal balance to $46.0 million

•	Ended the third quarter 2019 with a total cash balance of $20.2 million, a decrease of $3.6 million from December 31, 2018

•	Paid quarterly dividend of $0.25 per share

•	In November 2019, the Board authorized an update to the stock repurchase program to increase the amount available to $10.0 million
L. Heath Sampson, President and CEO of ADES commented, “During the third quarter Tinuum was able to identify and secure tax-equity investors for two additional refined coal facilities. The incremental tonnage contracted by these two transactions brings our year-to-date total to roughly 15 million tons, comfortably exceeding our previous guidance of 12 million. We've been very pleased with this progress, however, coal-dispatch pressure and utility closures have impacted our total expected RC cash flows. We have updated these RC cash flows and they will continue to support our capital allocation priorities and our organic investment in our activated carbon growth channels. Additionally, we are now more optimistic related to Tinuum’s ability to obtain incremental cash flows through additional RC facility closures."
Sampson continued, “In our RC and PGI segments, we detailed last quarter many of the factors that suppressed coal-dispatch, namely cheap alternative fuel sources such as natural gas as well as abnormally mild weather which hampered demand. We saw these headwinds persist into the third quarter, albeit at a more modest level. In response, we have placed a heightened emphasis within our PGI segment on pursuing customers with an activated carbon need who are agnostic to coal dispatch levels, such as broader industrial markets. We remain focused on our key objectives of filling the Red River plant’s capacity, winning share in the North American mercury control market for coal-fired plants and identifying addressable opportunities in other adjacent growth markets, such as industrial applications and municipal water treatment. We continue to be encouraged by customer discussions and the reception of the marketplace to our suite of mercury control solutions.”
Third Quarter and YTD 2019 Results
Third quarter revenue and cost of revenue were $19.1 million and $11.9 million, respectively, compared with $5.1 million and $1.0 million in the third quarter of 2018. Revenue and cost of revenue during the first nine months of the year totaled $54.0 million and $38.3 million, respectively, compared to $13.3 million and $2.2 million during the first half of 2018. The increase in revenues during the third quarter and first nine months of 2019 were primarily driven by the increase in consumables sales resulting from the contribution of the Company's PGI segment which contains the majority of the previously acquired activated carbon assets. The Company's revenues and margins were negatively impacted by low coal-fired power dispatch, driven by power generation from sources other than coal and mild weather conditions, as well as by the planned turnaround at the Company's carbon production facility. The Company's experience is consistent with a recent U.S. Energy Information Administration Outlook for 2019 in which its forecast decreased 7% since its December 2018 estimate. Also negatively impacting cost of revenue and margins during the nine months ended September 30, 2019 was a $5.0 million adjustment to costs of revenue due to the step-up in basis of inventory acquired related to purchase accounting.
Revenue was positively impacted by royalty earnings from Tinuum of $4.4 million, an increase of 7% compared to $4.1 million in the third quarter of 2018, driven by the increased number of RC facilities and earnings from the respective RC facilities. Royalty earnings in the first nine months of 2019 totaled $12.8 million compared to $10.9 million in the comparable period in 2018.
Third quarter other operating expenses were $9.6 million compared to $4.2 million year over year. Other operating expenses for the first nine months of the year totaled $25.9 million compared to $14.3 million in the same period of 2018. The increases for the quarter and year-to-date periods were driven by higher general and administrative, legal and professional, and depreciation, amortization, depletion and accretion expenses, resulting in $5.3 million and $11.1 million of the increase, respectively, related to the Carbon Solutions acquisition.
Third quarter earnings from equity method investments were $14.4 million, compared to $9.7 million for the third quarter of 2018. Year-to-date earnings from equity method investments were $57.1 million compared to $37.9 million during the first nine months of 2018. The significant increases were driven by additional operating RC facilities year over year but the impact of the adoption of new lease and revenue accounting standards by Tinuum offset the increases. The change leads to the point-in-time revenue recognition of certain RC contracts by Tinuum Group and may affect the timing of revenue recognition related to future closures of RC facilities. However, this change does not impact the timing or total expected future cash flows from Tinuum but may impact the timing of equity earnings related to future RC deals.

Third quarter interest expense was $1.7 million, compared to $0.4 million in the third quarter of 2018. Year-to-date interest expense was $5.8 million compared to $1.1 million during the comparable period of 2018. The increase was driven by the interest expense related to the term loan used to fund the Carbon Solutions acquisition.
Third quarter income tax expense was $6.6 million, compared to $3.9 million in the third quarter of 2018. Income tax expense for the first nine months of 2019 was $14.9 million compared to $5.2 million during the same period of 2018, primarily driven by an increase in the valuation allowance against the Company's deferred tax assets during the current year periods compared to a reduction in the valuation allowance during the 2018 periods.
Pre-tax income for the third quarter was $10.5 million, compared to pre-tax income of $9.4 million for the third quarter of 2018. Net income for the third quarter was $3.9 million, compared to net income of $5.5 million for the third quarter of 2018. Net income during the first nine months totaled $26.4 million, a 7% decrease from $28.5 million during the first nine months of 2018.
PGI segment EBITDA (segment operating loss adjusted for depreciation, amortization, depletion and accretion and interest expense) for the third quarter was $1.0 million compared to a segment EBITDA loss of $1.1 million in the third quarter of 2018.
Consolidated EBITDA (earnings before interest expense, income tax expense and depreciation, amortization, depletion and accretion and interest expense) for the third quarter was $14.2 million, an increase of $4.4 million over the third quarter of 2018.
Segment EBITDA and Consolidated EBITDA are non-GAAP measures of certain financial performance. See below for reconciliation of such measures to their most directly comparable GAAP financial measure.
As of September 30, 2019, the Company had cash and cash equivalents and restricted cash of $20.2 million, a decrease of $3.6 million compared to $23.8 million as of December 31, 2018. This decrease is the result of dividends paid, principal repayments on the term loan, as well as share repurchase activity during the year-to-date period.
Long-Term Borrowings
In December 2018, the Company entered into a $70.0 million, three-year senior term loan to finance the Carbon Solutions acquisition. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019. As of September 30, 2019, the outstanding principal balance of the senior term loan was $46.0 million.
Dividend
Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on December 13, 2019 to stockholders of record at the close of business on November 26, 2019.
Share Repurchase Program
As previously announced, in November 2018, the Company's Board authorized the Company to purchase up to $20.0 million of its outstanding common stock. This stock repurchase program was to remain in effect until December 31, 2019 unless otherwise modified by the Board. As of September 30, 2019, the Company had $2.9 million remaining under this program. In November 2019, the Board authorized an incremental $7.1 million to this stock repurchase program and provided that the program will remain in effect until all amounts are utilized or the program is otherwise modified by the Board.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Wednesday, November 13, 2019. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 8775016. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows as well as expectation of growth opportunities in the PGI segment. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; customer demand for mercury removal products; competition within the industries in which we operate; availability or opportunities to scale and further grow our PGI business; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$15,155	$18,577
Receivables, net	6,771	9,554
Receivables, related parties	4,382	4,284
Inventories, net	16,917	21,791
Prepaid expenses and other assets	6,070	5,570
Total current assets	49,295	59,776
Restricted cash, long-term	5,000	5,195
Property, plant and equipment, net of accumulated depreciation of $5,651 and $1,499, respectively	44,168	42,697
Intangible assets, net	4,300	4,830
Equity method investments	44,111	6,634
Deferred tax assets, net	13,491	32,539
Other long-term assets, net	18,363	7,993
Total Assets	$178,728	$159,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,838	$6,235
Accrued payroll and related liabilities	3,893	8,279
Current portion of long-term debt	24,072	24,067
Other current liabilities	4,287	2,138
Total current liabilities	39,090	40,719
Long-term debt	26,276	50,058
Other long-term liabilities	6,062	940
Total Liabilities	71,428	91,717
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,915,429 and 22,640,677 shares issued, and 18,594,498 and 18,576,489 shares outstanding at September 30, 2019 and December 31, 2018, respectively	23	23
Treasury stock, at cost: 4,320,931 and 4,064,188 shares as of September 30, 2019 and December 31, 2018, respectively	(44,666)	(41,740)
Additional paid-in capital	97,706	96,750
Retained earnings	54,237	12,914
Total stockholders’ equity	107,300	67,947
Total Liabilities and Stockholders’ Equity	$178,728	$159,664

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues:
Consumables	$14,748	$1,043	$41,243	$2,390
License royalties, related party	4,385	4,104	12,796	10,857
Other	—	—	—	72
Total revenues	19,133	5,147	54,039	13,319
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	11,939	954	38,339	2,567
Other sales cost of revenue, exclusive of depreciation and amortization	—	—	—	(346)
Payroll and benefits	2,651	2,555	8,005	7,528
Legal and professional fees	1,755	698	5,300	3,459
General and administrative	3,136	834	7,699	3,098
Depreciation, amortization, depletion and accretion	2,043	74	4,902	262
Total operating expenses	21,524	5,115	64,245	16,568
Operating (loss) income	(2,391)	32	(10,206)	(3,249)
Other income (expense):
Earnings from equity method investments	14,426	9,715	57,051	37,857
Interest expense	(1,729)	(399)	(5,820)	(1,147)
Other	212	86	342	146
Total other income	12,909	9,402	51,573	36,856
Income before income tax expense	10,518	9,434	41,367	33,607
Income tax expense	6,595	3,931	14,928	5,151
Net income	$3,923	$5,503	$26,439	$28,456
Earnings per common share:
Basic	$0.22	$0.28	$1.45	$1.41
Diluted	$0.21	$0.28	$1.44	$1.40
Weighted-average number of common shares outstanding:
Basic	18,112	19,726	18,184	20,090
Diluted	18,339	19,876	18,394	20,228

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$26,439	$28,456
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in valuation allowance on deferred tax assets	3,822	2,731
Depreciation, amortization, depletion and accretion	4,902	262
Operating lease expense	2,371	—
Amortization of debt discount and debt issuance costs	1,324	—
Stock-based compensation expense	1,326	1,929
Earnings from equity method investments	(57,051)	(37,857)
Other non-cash items, net	697	190
Changes in operating assets and liabilities:
Receivables and related party receivables	2,685	(375)
Prepaid expenses and other assets	(440)	(797)
Costs incurred on uncompleted contracts	—	15,945
Inventories	4,566	—
Deferred tax assets, net	6,812	(966)
Other long-term assets	(43)	—
Accounts payable	1,010	(340)
Accrued payroll and related liabilities	(4,386)	587
Other current liabilities	(278)	(1,974)
Billings on uncompleted contracts	—	(15,945)
Operating lease liabilities	(2,435)	—
Other long-term liabilities	(529)	(157)
Distributions from equity method investees, return on investment	56,806	4,000
Net cash provided by (used in) operating activities	47,598	(4,311)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	—	33,575
Acquisition of business	(661)	—
Acquisition of property, plant, equipment, and intangible assets, net	(6,430)	(191)
Mine development costs	(2,083)	—
Contributions to equity method investees	—	(750)
Net cash (used in) provided by investing activities	(9,174)	32,634
Cash flows from financing activities
Principal payments on term loan	(24,000)	—
Principal payments on finance lease obligations	(1,016)	—
Dividends paid	(13,729)	(15,226)
Repurchase of common shares	(2,926)	(11,169)
Repurchase of common shares to satisfy tax withholdings	(370)	(707)
Net cash used in financing activities	(42,041)	(27,102)
(Decrease) increase in Cash and Cash Equivalents and Restricted Cash	(3,617)	1,221
Cash and Cash Equivalents and Restricted Cash, beginning of period	23,772	30,693
Cash and Cash Equivalents and Restricted Cash, end of period	$20,155	$31,914
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared, not paid	$204	$85

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA and Segment EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net and income tax expense. Because Consolidated EBITDA omits certain non-cash items, the Company believes that the measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance relative to the performance of its competitors as well as performance period over period. Additionally, the Company believes the measure is less susceptible to variances that affect its operating performance results.
The Company presents Consolidated EBITDA and Segment EBITDA because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (1)	$3,923	$5,503	$26,439	$28,456
Depreciation, amortization, depletion and accretion	2,043	74	4,902	262
Interest expense, net	1,663	317	5,619	1,003
Income tax expense	6,595	3,931	14,928	5,151
Consolidated EBITDA	$14,224	$9,825	$51,888	$34,872
(1) Net income for the nine months ended September 30, 2019 was inclusive of a $5.0 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition.
TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Segment operating loss (1)	$(977)	$(1,168)	$(8,301)	$(3,493)
Depreciation, amortization, depletion and accretion	1,853	42	4,498	113
Interest expense, net	75	—	263	—
Segment EBITDA income (loss)	$951	$(1,126)	$(3,540)	$(3,380)
(1) Segment operating loss for the nine months ended September 30, 2019 was inclusive of a $4.7 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition.